Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Tarena International Inc. on Form S-8 (No.333-204494, No. 333-197226 and No. 333-228771) of our report dated June 11, 2020 with respect to our audits of the consolidated financial statements of Tarena International Inc. as of December 31, 2018 and 2019 and for the years ended December 31, 2017, 2018 and 2019, and our report dated June 11, 2020 with respect to our audit of internal control over financial reporting of Tarena International Inc. as of December 31, 2019 appearing in the Annual Report on Form 20-F of Tarena International Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease effective January 1, 2019 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Lease (“Topic 842”).

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing China

June 11, 2020